                                                FILED PURSUANT TO RULE 424(B)(5)
                                                     REGISTRATION NO. 333-128367
                                                     REGISTRATION NO. 333-112885


PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED MARCH 17, 2004

6,385,907 SHARES

WARRANTS TO PURCHASE 1,596,478 SHARES

ACACIA RESEARCH CORPORATION                                          [LOGO HERE]

ACACIA RESEARCH - COMBIMATRIX COMMON STOCK

$ 1.65 PER SHARE

-----------------------------------------------------------------------------------------------------------

o  Acacia Research Corporation is offering 6,385,907        o Trading symbol: Nasdaq National Market --CBMX
   shares of its Acacia Research - CombiMatrix common
   stock and warrants to purchase up to 1,596,478
   shares of its Acacia Research - CombiMatrix
   common stock. Each warrant has an exercise price
   of $2.40 per share, has a term of 5 years and
   is exercisable beginning on the date of issue.

o  The last reported sale price of our Acacia Research
   - CombiMatrix Common Stock on September 15, 2005
   was $1.98 per share.
                                ________________

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.   SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE
ACCOMPANYING PROSPECTUS.

===========================================================================================================
                                                                           PER SHARE           TOTAL
                                                                           ---------      -----------------
Public offering price...............................................       $ 1.6500       $     10,536,747
Placement agency fees...............................................       $ 0.1155       $        737,572
Proceeds, before expenses, to Acacia Research Corporation...........       $ 1.5345       $      9,799,175
===========================================================================================================

Delivery of the shares and warrants will be made on or about September 21, 2005. Certain purchaser funds will be deposited into an escrow account and held until jointly released by us and the placement agent on the date the shares and warrants are to be delivered to the purchasers. All funds received will be held in a non-interest bearing account.

Piper Jaffray & Co. is acting as placement agent in this offering. Because there is no minimum offering amount required as a condition to closing in this offering, the placement agency fees and net proceeds to us, if any, in this offering may be less than the maximum offering amounts set forth above.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF ANYONE'S INVESTMENT IN THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  PIPER JAFFRAY

          The date of this prospectus supplement is September 15, 2005.

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

Prospectus Supplement

   About This Prospectus Supplement.......................................S-1
   Information Incorporated by Reference..................................S-2
   Description of Warrants................................................S-3
   Dilution...............................................................S-4
   Plan of Distribution...................................................S-5
   Legal Matters..........................................................S-6

Prospectus

   About This Prospectus....................................................1
   Our Company..............................................................1
   Risk Factors.............................................................2
   Forward-Looking Statements..............................................22
   Use of Proceeds.........................................................22
   Description of our Capital Stock........................................23
   Description of Warrants.................................................29
   Plan of Distribution....................................................30
   Experts.................................................................31
   Legal Matters...........................................................31
   Where You Can Find More Information.....................................31
   Information Incorporated by Reference...................................32

                          _____________________________


                        ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus dated March 17, 2004 relate to the offer by us of 6,385,907 shares of our Acacia Research - CombiMatrix Common Stock and warrants to purchase up to 1,596,478 shares of our Acacia Research - CombiMatrix Common Stock. In the accompanying prospectus, we provide you with a general description of our securities that we are offering. These documents contain important information you should consider when making your investment decision. This prospectus supplement may add, update or change information in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under "Information Incorporated by Reference" on page S-2 of this prospectus supplement and "Where You Can Find More Information" on page 31 of the accompanying prospectus before investing in our securities.

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the placement agent has not, authorized any other person to provide you with information different from that contained or incorporated in this prospectus supplement and the accompanying prospectus. We are offering to sell our securities only in jurisdictions where offers and sales are permitted. The information contained or incorporated into this prospectus supplement and the accompanying prospectus is complete and accurate only as of the date of such information, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our securities.

In this prospectus supplement, unless the context otherwise indicates, the terms "we," "our," "us," and "the company" refer to Acacia Research Corporation.

                      INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement or the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities that we may offer with this prospectus supplement and the accompanying prospectus are sold:

         o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

         o Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005.

         o Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005.

         o Our Current Reports on Form 8-K filed on April 27, 2005, June 30, 2005, July 26, 2005, August 16, 2005 and August 25, 2005.

You may request a copy of these filings at no cost, by writing or telephoning Chief Financial Officer, Acacia Research Corporation, 500 Newport Center Drive, 7th Floor, Newport Beach, CA 92660, (949) 480-8300.

                             DESCRIPTION OF WARRANTS

         Each warrant entitles the holder to purchase from us up to the number of shares of common stock set forth in such warrant at an exercise price of $2.40 per share. The Warrant may be exercised at any time until and including the fifth anniversary of the closing date of the issuance of the offering.

         EXERCISE. A warrant may be exercised if there is a then effective registration statement, such as the registration statement of which this prospectus supplement and the accompanying prospectus form a part, covering the common stock to be issued upon exercise. At any time that such a registration statement is not effective, a warrant may only be exercised if the holder agrees to customary transfer restrictions that we request in order to ensure that we comply with all applicable laws when we issue the shares of common stock upon exercise of the warrant. In addition to agreeing to any necessary transfer restrictions, an investor must surrender the warrant certificate on or before the expiration date of the warrant, at our offices, with the form of "Notice of Exercise" completed and executed as indicated. A warrant must be exercised for cash, by wire transfer of immediately available funds or by certified or official bank check for the number of shares with respect to which the warrant is being exercised, unless there is not an effective registration statement covering the common stock to be issued upon exercise of the warrant, in which case a holder may exercise the warrant for cash or by net exercise. A holder who elects to exercise a warrant by net exercise, rather than for cash, upon exercise will receive a number of shares of common stock equal in value to the aggregate value of the warrant (or the portion thereof being exercised).

         If we fail to deliver to a holder a certificate or certificates representing the shares issuable pursuant to an exercise of the warrant by the 3rd trading day after exercise thereof, then the holder will have the right to rescind such exercise. In addition, if we fail to cause our transfer agent to transmit to the holder a certificate or certificates representing the shares issuable pursuant to an exercise on or before the 3rd trading day following a warrant exercise, and if after such date the holder is required by its broker to purchase shares of our common stock to deliver in satisfaction of a sale by the holder of the shares which the holder anticipated receiving upon such exercise, then the Company will (1) pay in cash to the holder the amount by which (x) the holder's total purchase price (including brokerage commissions, if any) for the shares so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares that we were required to deliver to the holder in connection with the exercise at issue by (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the holder, either reinstate the portion of the Warrant and equivalent number of shares for which such exercise was not honored or deliver to the holder the number of shares that would have been issued had the Company timely complied with its exercise and delivery obligations under the warrant.

         ANTIDILUTION ADJUSTMENTS. The warrants are subject to provisions that adjust the number of shares that may be purchased by the holders and the exercise price in the event of a common stock split, payment of stock dividend on common stock or certain other events.

         If we effect any merger or consolidation with or into another corporation where we are not the surviving corporation, effect any sale of all or substantially all of our assets, or effect any capital reorganization or reclassification of our common stock, then each holder's warrant will become the right to receive, upon exercise of such warrant, in lieu of our common stock, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such transaction, if the warrant had been exercised immediately prior to such transaction.

         DELIVERY OF CERTIFICATES. Upon exercise of a warrant, we will promptly deliver a certificate representing the shares of common stock issuable upon exercise of the warrant. In addition, if there is a then effective registration statement covering the issuance of the shares of common stock upon exercise of the warrant, we will, if requested by the holder, so long as our transfer agent is a participant in the DTC FAST system, deliver the shares electronically through The Depository Trust Corporation pursuant to the DWAC system.

         ADDITIONAL PROVISIONS. The above summary of certain terms and provisions of the warrants is qualified in its entirety by reference to the detailed provisions of the warrants, the form of which will be filed as an exhibit to a current report on Form 8-K that will be incorporated herein by reference. We are not required to issue fractional shares upon the exercise of the warrants. No holder of the warrants will possess any rights as a shareholder under those warrants until the holder exercises those warrants. The warrants may be transferred independent of the common stock they are issued with, subject to all applicable laws.

                                    DILUTION

         Our net tangible book value on June 30, 2005 was as follows:

------------------------------- --------------------- ----------------------- ----------------------
                                    Net Tangible         Shares of Common       Net Tangible Book
                                     Book Value         Stock Outstanding        Value Purchase
------------------------------- --------------------- ----------------------- ----------------------
CombiMatrix Group                    14,285,000             31,206,051                0.46
------------------------------- --------------------- ----------------------- ----------------------
Acacia Technologies Group            38,256,000             27,273,019                1.40
------------------------------- --------------------- ----------------------- ----------------------
Acacia Research Corporation
Consolidated                         52,541,000                N/A                     N/A
------------------------------- --------------------- ----------------------- ----------------------

------------------------------- --------------------- ----------------------- ----------------------


         Without taking into account any other changes in the net tangible book value for the CombiMatrix group after June 30, 2005, other than to give effect to our receipt of the estimated net proceeds from the sale of the maximum number of shares issuable in this offering (6,385,907 shares of Acacia Research-CombiMatrix common stock) at an offering price of $1.65 per share, less our estimated offering expenses, the net tangible book value of the CombiMatrix group as of June 30, 2005, after giving effect to the items above, would have been approximately $23,954,000, or $0.64 per share. This represents an immediate increase in the net tangible book value of $0.18 per share to existing holders of Acacia Research-CombiMatrix common stock and an immediate dilution of $1.01 per share to new investors.

The following table illustrates this per share dilution:

--------------------------------------------------------------------------------------- --------------------
Offering price per share of Acacia Research-CombiMatrix common stock                                  $1.65
--------------------------------------------------------------------------------------- --------------------
         Net tangible book value per share as of June 30, 2005 (1)                             0.46
--------------------------------------------------------------------------------------- --------------------
         Increase in net tangible book value per share attributable to the offering (1)        0.18
--------------------------------------------------------------------------------------- --------------------
Pro forma net tangible book value per share as of June 30, 2005, after giving
effect to the offering (1)                                                                             0.64
--------------------------------------------------------------------------------------- --------------------
Dilution per share to new investors in the Offering                                                   $1.01
--------------------------------------------------------------------------------------- --------------------

--------------------------------------------------------------------------------------- --------------------

(1) Per share amounts calculated using the net tangible book value of Acacia Research Corporation's CombiMatrix group.

         The tables above are based on 27,273,019 shares of Acacia Research-Acacia Technologies common stock and 31,206,051 shares of Acacia Research-CombiMatrix common stock outstanding as of June 30, 2005 and exclude the shares of Acacia Research-Acacia Technologies common stock and Acacia Research-CombiMatrix common stock that may be issued upon the exercise of outstanding options granted and shares reserved for issuance under our 2002 Acacia Technologies Stock Incentive Plan and our 2002 CombiMatrix Stock Incentive Plan, as of June 30, 2005.

         To the extent that any Acacia Research-CombiMatrix common stock options outstanding as of June 30, 2005 are exercised, new Acacia Research-CombiMatrix common stock options are issued under our stock incentive plans and exercised, or we issue additional shares of Acacia Research-CombiMatrix common stock in the future, there will be further dilution to new investors.

                              PLAN OF DISTRIBUTION

We have entered into a placement agency agreement, dated as of September 15, 2005, with Piper Jaffray & Co. Subject to the terms and conditions contained in the placement agency agreement, Piper Jaffray has agreed to act as the placement agent in connection with the sale of up to 6,385,907 shares of our Acacia Research - CombiMatrix Common Stock and warrants to purchase up to 1,596,478 shares of our Acacia Research - CombiMatrix Common Stock in this offering. The placement agent is not purchasing or selling any securities by this prospectus supplement and the accompanying prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the securities, but it has agreed to use its commercially reasonable efforts to arrange for the sale of all of the securities in this offering.

The placement agency agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from our counsel, our independent auditors and us.

We currently anticipate that the closing of the sale of 6,385,907 shares of our Acacia Research - CombiMatrix Common Stock and warrants to purchase up to 1,596,478 shares of our Acacia Research - CombiMatrix Common Stock will take place on or about September 21, 2005. On the scheduled closing date, the following will occur:

         o we anticipate receipt of funds in the amount of the aggregate purchase price; and

         o Piper Jaffray will receive the placement agent fee in accordance with the terms of the placement agency agreement.

The placement agent proposes to arrange for the sale to one or more purchasers of the securities offered pursuant to this prospectus supplement and the accompanying prospectus through direct purchase agreements between the purchasers and us. Certain purchaser funds will be deposited into an escrow account and held until jointly released by us and the placement agent on the date the securities are delivered to the purchasers. The escrow agent will invest all funds it receives in a non-interest bearing account in accordance with Rule 15c2-4 under the Securities Exchange Act of 1934. The escrow agent will not accept any purchaser funds until the date of this prospectus supplement.

We have agreed to pay Piper Jaffray an aggregate fee equal to 7.0% of the gross proceeds from the sale of securities in this offering. In addition, for a period of one year from August 25, 2005, we have granted Piper Jaffray the right of first refusal to act as our exclusive financial advisor, sole book-running manager or exclusive placement agent, as the case may be, in connection with any restructuring, public or private offering, or acquisition or disposition relating to CombiMatrix Corporation or its subsidiaries or any shares of our Acacia Research - CombiMatrix Common Stock. Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415. The following table shows the per share and warrant and total fees we will pay to the placement agent in connection with the sale of the securities offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the securities offered hereby.

            Per share placement agent fees                     $       0.1155
            Maximum offering total                             $      737,572

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

We have agreed to indemnify Piper Jaffray and certain other persons against certain liabilities under the Securities Act of 1933. We have also agreed to contribute to payments Piper Jaffray and the purchasers may be required to make in respect of such liabilities.

A copy of the placement agency agreement is included as an exhibit to our Current Report on Form 8-K that will be filed with the Securities and Exchange Commission in connection with the consummation of this offering

The placement agent has informed us that it will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

We and each of our directors and executive officers have agreed to certain restrictions on the ability to sell shares of our Acacia Research - CombiMatrix Common Stock and other securities that they beneficially own, including securities convertible into or exercisable or exchangeable for our Acacia Research - CombiMatrix Common Stock, for a period of 90 days following the date of this prospectus supplement. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, we and such persons may not, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of our Acacia Research - CombiMatrix Common Stock or any, without the prior written consent of Piper Jaffray. Notwithstanding the foregoing, if (x) during the last 17 days of such 90 day period, we announce that we will release earnings results or publicly announce other material news or a material event relating to us occurs or (y) prior to the expiration of the 90 day period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 90 day period, then in each case the 90 day period will be extended until the expiration of the 18 day period beginning on the date of release of the earnings results or the public announcement regarding the material news or the occurrence of the material event, as applicable, unless Piper Jaffray waives, in writing, such extension. At any time and without public notice, Piper Jaffray may in its sole discretion release all or some of the securities from these lock-up agreements.

The transfer agent for our common stock is U.S. Stock Transfer.

Our Acacia Research - CombiMatrix Common Stock is traded on the Nasdaq National Market under the symbol "CBMX".

                                  LEGAL MATTERS

Certain legal matters in connection with the legality of the offering of the securities hereby will be passed upon for us by Greenberg Traurig LLP, Costa Mesa, California. The placement agent is being represented in connection with this offering by Lowenstein Sandler PC, New York, New York.

                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-112885

PROSPECTUS

                                   $50,000,000


                                     [LOGO]


                           ACACIA RESEARCH CORPORATION


                    ACACIA RESEARCH-COMBIMATRIX COMMON STOCK
                ACACIA RESEARCH-ACACIA TECHNOLOGIES COMMON STOCK
                                    WARRANTS
                         _______________________________


       By this prospectus, we may offer, from time to time:

o            shares of our Acacia Research-CombiMatrix common stock;

o            shares of our Acacia Research-Acacia Technologies common stock;

o warrants to purchase shares of our Acacia Research-CombiMatrix common stock and our Acacia Research-Acacia Technologies common stock; or

o            any combination of the foregoing.

We will provide specific terms of each issuance of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you decide to invest.

This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

Our Acacia Research-CombiMatrix common stock is traded on the Nasdaq National Market under the ticker symbol "CBMX." On March 16, 2004, the last reported sales price of our Acacia Research-CombiMatrix common stock was $6.01 per share.

Our Acacia Research-Acacia Technologies common stock is traded on the Nasdaq National Market under the ticker symbol "ACTG." On March 16, 2004, the last reported sales price of our Acacia Research-Acacia Technologies common stock was $6.54 per share.

We may sell these securities to or through underwriters, dealers or agents, or we may sell the securities directly to investors on our own behalf.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ONPAGE 2 OF THIS PROSPECTUS BEFORE BUYING ANY OF THE SECURITIES OFFERED HEREBY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS MARCH 17, 2004

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.



                                TABLE OF CONTENTS

About This Prospectus..........................................................1
Our Company....................................................................1
Risk Factors...................................................................2
Forward-Looking Statements....................................................22
Use Of Proceeds...............................................................22
Description of our Capital Stock..............................................23
Description of Warrants.......................................................29
Plan of Distribution..........................................................30
Experts.......................................................................31
Legal Matters.................................................................31
Where You Can Find More Information...........................................31
Information Incorporated By Reference.........................................32

                              ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this process, we may offer and sell any combination of Acacia Research-CombiMatrix common stock ("AR-CombiMatrix Stock"), Acacia Research-Acacia Technologies common stock ("AR-Acacia Technologies Stock") and warrants to purchase our AR-CombiMatrix Stock or our AR-Acacia Technologies stock in one or more offerings for total proceeds of up to $50,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                                   OUR COMPANY

OUR BUSINESS

Acacia Research develops, acquires and licenses enabling technologies for the life sciences and media technologies sectors, which comprise the two business groups of Acacia Research.

Our life sciences business, referred to as the "CombiMatrix group," is comprised of our wholly owned subsidiaries, CombiMatrix Corporation, CombiMatrix Corporation's majority owned subsidiary, Advanced Material Sciences, Inc., and CombiMatrix Corporation's wholly owned subsidiary, CombiMatrix KK. CombiMatrix Corporation is a life sciences technology company with a proprietary system for rapid, cost competitive creation of DNA and other compounds on a programmable semiconductor chip. This proprietary technology has applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology.

Our media technologies business, referred to as the "Acacia Technologies group," is primarily comprised of our interests in two wholly owned media technologies subsidiaries: Acacia Media Technologies Corporation and Soundview Technologies, Inc. The Acacia Technologies group owns patented digital media transmission, or DMT, technology enabling the digitization, encryption, storage, transmission, receipt and playback of digital content. The DMT technology is protected by five United States and 31 foreign patents. The DMT technology is utilized by a variety of companies, including cable companies, hotel in-room entertainment companies, Internet movie companies, Internet music companies, on-line adult entertainment companies, on-line learning companies and other companies that stream audio or audio/video content. The Acacia Technologies group's United States DMT patents expire in 2011 and its international DMT patents expire in 2012. The Acacia Technologies group also owns technology known as the V-chip. The V-chip was adopted by manufacturers of televisions sold in the United States to provide blocking of certain programming based upon its content rating code, in compliance with the Telecommunications Act of 1996. The V-chip technology was protected by U.S. Patent No. 4,554,584, which expired in July 2003.

GENERAL INFORMATION

We were incorporated on January 25, 1993 under the laws of the State of California. In December 1999, we changed our state of incorporation from California to Delaware. Our principal executive office is located at 500 Newport Center Drive, 7th Floor, Newport Beach, California 92660. Our telephone number is (949) 480-8300.

                                  RISK FACTORS

AN INVESTMENT IN OUR STOCK INVOLVES A NUMBER OF RISKS. BEFORE MAKING A DECISION TO PURCHASE OUR SECURITIES, YOU SHOULD CAREFULLY CONSIDER ALL OF THE RISKS DESCRIBED IN THIS PROSPECTUS. IF ANY OF THE RISKS DISCUSSED IN THIS PROSPECTUS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IF THIS WERE TO OCCUR, THE TRADING PRICE OF OUR SECURITIES COULD DECLINE SIGNIFICANTLY AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                                  GENERAL RISKS

THE CONTINUING WORLDWIDE ECONOMIC SLOWDOWN AND RELATED UNCERTAINTIES MAY CONTINUE TO ADVERSELY IMPACT OUR REVENUES AND OPERATING RESULTS.

Slower economic activity, concerns about inflation, decreased consumer confidence, reduced corporate profits and capital spending, adverse business conditions and liquidity concerns in the technology and biotechnology and related industries, the lingering effects of the war in Iraq, recent international conflicts and the events of September 11, 2001 and other terrorist and military activity have resulted in a continuing downturn in worldwide economic conditions. We cannot predict the timing, strength and duration of any economic recovery in our industries. These conditions make it extremely difficult for us to accurately forecast and plan future business activities. We cannot predict the timing, strength and duration of any economic recovery, worldwide or in our markets. If such conditions continue or worsen, our business, financial condition and results of operations will likely be materially and adversely affected.

BECAUSE OUR BUSINESS OPERATIONS ARE SUBJECT TO MANY INHERENT AND UNCONTROLLABLE RISKS, WE MAY NOT SUCCEED.

We have significant economic interests in our subsidiary companies. Our business operations are subject to numerous risks, challenges, expenses and uncertainties inherent in the establishment of new business enterprises. Many of these risks and challenges are subject to outside influences over which we have no control, including:

         o our subsidiary companies' products and services face uncertain market acceptance;

         o technological advances may make our subsidiary companies' products and services obsolete or less competitive;

         o competition is intense in the industries in which our subsidiaries do business;

         o increases in operating costs, including costs for supplies, personnel and equipment;

         o    the availability and cost of capital;

         o    general economic conditions; and

         o governmental regulation that excessively restricts our subsidiary companies' businesses.

We cannot assure you that our subsidiary companies will be able to market any product or service on a large commercial scale, that our subsidiary companies will ever achieve or maintain profitable operations or that they, or we, will be able to remain in business.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR ADDITIONAL LOSSES IN THE FUTURE.

We have sustained substantial losses since our inception resulting in an accumulated deficit, as of December 31, 2003, of $183.4 million on a consolidated basis. We may never become profitable or if we do, we may never be able to sustain profitability. We expect to incur significant research and development, marketing, general and administrative expenses. As a result, we expect to incur significant losses for the foreseeable future.

OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS IN OUR SECURITIES.

The stock markets in general, and the markets for technology stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our two classes of common stock.

The market prices of our securities may also fluctuate significantly in response to the following factors, some of which are beyond our control:

         o    variations in our quarterly operating results;

         o changes in management's or securities analysts' estimates of our financial performance;

         o    changes in market valuations of similar companies;

         o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new products or product enhancements;

         o    failure to complete significant transactions; and

         o    additions or departures of key personnel.

BECAUSE CERTAIN OF OUR SUBSIDIARY COMPANIES MAY NOT GENERATE ANY SIGNIFICANT REVENUES, AND OPERATING RESULTS FROM OUR SUBSIDIARY COMPANIES MAY FLUCTUATE SIGNIFICANTLY, OUR OWN OPERATING RESULTS MAY BE NEGATIVELY AFFECTED.

Our operating results may be materially impacted by the operating results of our subsidiary companies. We cannot assure that these companies will be able to meet their anticipated working capital needs to develop their products and services. If they fail to properly develop these products and services, they will be unable to generate meaningful product sales. We anticipate that our operating results are likely to vary significantly as a result of a number of factors, including:

         o the timing of new product introductions by each subsidiary company;

         o the stage of development of the business of each subsidiary company;

         o the technical feasibility of each subsidiary company's technologies and techniques;

         o    the novelty of the technology owned by our subsidiary companies;

         o the accuracy, effectiveness and reliability of products developed by our subsidiary companies;

         o    the level of product acceptance;

         o the strength of each subsidiary company's intellectual property rights;

         o the ability of each subsidiary company to avoid infringing the intellectual property rights of others;

         o each subsidiary company's ability to exploit and commercialize its technology;

         o the volume and timing of orders received and product line maturation;

         o    the impact of price competition; and

         o    each subsidiary company's ability to access distribution channels.

Many of these factors are beyond our subsidiary companies' control. We cannot provide any assurance that any subsidiary company will experience growth in the future or be profitable on an operating basis in any future period.

IF WE, OR OUR SUBSIDIARIES, ENCOUNTER UNFORESEEN DIFFICULTIES AND CANNOT OBTAIN ADDITIONAL FUNDING ON FAVORABLE TERMS, OUR BUSINESS MAY SUFFER.

As of December 31, 2003, we had cash and short-term investments of $50.5 million on our consolidated financial statements.

To date, our subsidiary companies have relied primarily upon selling equity securities, including sales to and loans from us, to generate the funds needed to finance implementing their plans of operations. Our subsidiary companies may be required to obtain additional financing through bank borrowings, debt or equity financings or otherwise, which would require us to make additional investments or face a dilution of our equity interests.

We cannot assure that we will not encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated. Any efforts to seek additional funds could be made through equity, debt or other external financings. Nevertheless, we cannot assure that additional funding will be available on favorable terms, if at all. If we fail to obtain additional funding when needed for our subsidiary companies and ourselves, we may not be able to execute our business plans and our business may suffer.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, WE CANNOT ASSURE THAT OUR OPERATIONS WILL BE PROFITABLE.

We commenced operations in 1993 and, accordingly, have a limited operating history. In addition, certain of our subsidiary companies are in the early stages of development and or operations and have limited operating histories. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies with such limited operating histories. Since we have a limited operating history, we cannot assure you that our operations will be profitable or that we will generate sufficient revenues to meet our expenditures and support our activities.

During the fiscal year ended December 31, 2003, we had operating losses of approximately $25.4 million and net losses of approximately $24.4 million. If we continue to incur operating losses, we may not have enough money to expand our business and our subsidiary companies' businesses in the future.

OUR FUTURE SUCCESS DEPENDS IN PART ON THE CONTINUED SERVICE OF OUR KEY EXECUTIVES, AND THE LOSS OF ANY OF THESE KEY EXECUTIVES COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

Our success depends in part upon the continued service of our executive officers, particularly Paul R. Ryan, our Chairman and Chief Executive Officer, Robert L. Harris, II, our President, and Dr. Amit Kumar, President and Chief Executive Officer of CombiMatrix Corporation. Neither Messrs. Ryan or Harris nor Dr. Kumar has an employment or non-competition agreement with us. The loss of any of these key individuals would be detrimental to our ongoing operations and prospects.

OUR FUTURE SUCCESS AND THE SUCCESS OF OUR SUBSIDIARY COMPANIES DEPENDS ON OUR AND THEIR ABILITIES TO ATTRACT AND RETAIN QUALIFIED TECHNICAL PERSONNEL AND QUALIFIED MANAGEMENT AND MARKETING TEAMS. FAILURE TO DO SO WOULD HARM OUR ONGOING OPERATIONS AND BUSINESS PROSPECTS.

We believe that our success will depend on continued employment by us and our subsidiary companies of senior management and key technical personnel. Our subsidiary companies will need to attract, retain and motivate qualified management personnel to execute their current business plans and to successfully develop commercially viable products and services. Competition for qualified personnel is intense and we cannot assure you that we will successfully retain our existing key employees or attract and retain any additional personnel we may require.

Each of our subsidiary companies has key executives upon whom we significantly depend, and the success of those subsidiary companies depends on their ability to retain and motivate those individuals.

FAILURE TO EFFECTIVELY MANAGE OUR GROWTH COULD PLACE STRAINS ON OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES AND COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

Our growth has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources. Further, as our subsidiary companies' businesses grow, we will be required to manage multiple relationships. Any further growth by us or our subsidiary companies or an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to successfully implement our business plan. In addition, our future success depends on our ability to expand our organization to match the growth of our subsidiaries.

THE AVAILABILITY OF SHARES FOR SALE IN THE FUTURE COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

In the future, we may issue securities to raise cash for acquisitions. We may also pay for interests in additional subsidiary companies by using a combination of cash and our common stock or just our common stock. We may also issue securities convertible into our common stock. Any of these events may dilute your ownership interest in us and have an adverse impact on the price of our common stock.

In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

DELAWARE LAW AND OUR CHARTER DOCUMENTS CONTAIN PROVISIONS THAT COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER OF ACACIA RESEARCH CORPORATION THAT MIGHT OTHERWISE RESULT IN OUR STOCKHOLDERS RECEIVING A PREMIUM OVER THE MARKET PRICE OF THEIR SHARES.

Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult the acquisition of Acacia Research Corporation by means of a tender offer, proxy contest or otherwise, and the removal of incumbent officers and directors. These provisions include:

         o Section 203 of the Delaware General Corporation Law, which prohibits a merger with a 15%-or-greater stockholder, such as a party that has completed a successful tender offer, until three years after that party became a 15%-or-greater stockholder;

         o amendment of our bylaws by the stockholders requires a two-thirds approval of the outstanding shares;

         o the authorization in our certificate of incorporation of undesignated preferred stock, which could be issued without stockholder approval in a manner designed to prevent or discourage a takeover;

         o provisions in our bylaws eliminating stockholders' rights to call a special meeting of stockholders, which could make it more difficult for stockholders to wage a proxy contest for control of our board of directors or to vote to repeal any of the anti-takeover provisions contained in our certificate of incorporation and bylaws; and

         o the division of our board of directors into three classes with staggered terms for each class, which could make it more difficult for an outsider to gain control of our board of directors.

Such potential obstacles to a takeover could adversely affect the ability of our stockholders to receive a premium price for their stock in the event another company wants to acquire us.

                     RISKS RELATING TO THE COMBIMATRIX GROUP

The risk factors beginning on this page discuss risks relating to the CombiMatrix group. Because each holder of AR- CombiMatrix stock is also a holder of the common stock of one company, Acacia Research Corporation, the risks associated with the Acacia Technologies group could affect our AR-CombiMatrix stock. As such, we urge you to read carefully the section "Risks Relating to the Acacia Technologies Group" below.

THE COMBIMATRIX GROUP HAS A HISTORY OF LOSSES AND EXPECTS TO INCUR ADDITIONAL LOSSES IN THE FUTURE.

The CombiMatrix group has sustained substantial losses since its inception. The CombiMatrix group may never become profitable or if it does, it may never be able to sustain profitability. We expect the CombiMatrix group to incur significant research and development, marketing, general and administrative expenses. As a result, we expect the CombiMatrix group to incur significant losses for the foreseeable future.

THE COMBIMATRIX GROUP MAY FAIL TO MEET MARKET EXPECTATIONS BECAUSE OF FLUCTUATIONS IN ITS QUARTERLY OPERATING RESULTS, WHICH COULD CAUSE ITS STOCK PRICE TO DECLINE.

The CombiMatrix group's revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future. It is possible that in future periods the CombiMatrix group's revenues could fall below the expectations of securities analysts or investors, which could cause the market price of our AR-CombiMatrix stock to decline. The following are among the factors that could cause the CombiMatrix group's operating results to fluctuate significantly from period to period:

         o    its unpredictable revenue sources, as described below;

         o the nature, pricing and timing of the CombiMatrix group's and its competitors' products;

         o changes in the CombiMatrix group's and its competitors' research and development budgets;

         o expenses related to, and the CombiMatrix group's ability to comply with, governmental regulations of its products and processes; and

         o expenses related to, and the results of, patent filings and other proceedings relating to intellectual property rights.

The CombiMatrix group anticipates significant fixed expenses due in part to its need to continue to invest in product development. It may be unable to adjust its expenditures if revenues in a particular period fail to meet its expectations, which would harm its operating results for that period. As a result of these fluctuations, the CombiMatrix group believes that period-to-period comparisons of the CombiMatrix group's financial results will not necessarily be meaningful, and you should not rely on these comparisons as an indication of its future performance.

THE COMBIMATRIX GROUP'S REVENUES WILL BE UNPREDICTABLE, AND THIS MAY HARM ITS FINANCIAL CONDITION.

The amount and timing of revenues that the CombiMatrix group may realize from its business will be unpredictable because:

         o whether products are commercialized and generate revenues depends, in part, on the efforts and timing of its potential customers;

         o    its sales cycles may be lengthy; and

         o it cannot be sure as to the timing of receipt of payment for its products.

As a result, the CombiMatrix group's revenues may vary significantly from quarter to quarter, which could make its business difficult to manage and cause its quarterly results to be below market expectations. If this happens, the price of the CombiMatrix group's common stock may decline significantly.

TECHNOLOGY COMPANY STOCK PRICES ARE ESPECIALLY VOLATILE, AND THIS VOLATILITY MAY DEPRESS THE PRICE OF OUR AR-COMBIMATRIX STOCK.

The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly biotechnology companies, has been highly volatile. We believe that various factors may cause the market price of our AR-CombiMatrix stock to fluctuate, perhaps substantially, including, among others, announcements of:

         o    its or its competitors' technological innovations;

         o    developments or disputes concerning patents or proprietary rights;

         o supply, manufacturing or distribution disruptions or other similar problems;

         o proposed laws regulating participants in the biotechnology industry;

         o developments in relationships with collaborative partners or customers;

         o its failure to meet or exceed securities analysts' expectations of its financial results; or

         o a change in financial estimates or securities analysts' recommendations.

In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If our AR-CombiMatrix stock was the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources, which could materially harm the business and financial results of the CombiMatrix group.

THE COMBIMATRIX GROUP IS DEPLOYING NEW AND UNPROVEN TECHNOLOGIES WHICH MAKES EVALUATION OF ITS BUSINESS AND PROSPECTS DIFFICULT AND IT MAY BE FORCED TO CEASE OPERATIONS IF IT DOES NOT DEVELOP COMMERCIALLY SUCCESSFUL PRODUCTS.

The CombiMatrix group has not proven its ability to commercialize products on a large scale. In order to successfully commercialize products on a large scale, it will have to make significant investments, including investments in research and development and testing, to demonstrate their technical benefits and cost-effectiveness. Problems frequently encountered in connection with the commercialization of products using new and unproven technologies might limit its ability to develop and commercialize its products. For example, the CombiMatrix group's products may be found to be ineffective, unreliable or otherwise unsatisfactory to potential customers. The CombiMatrix group may experience unforeseen technical complications in the processes it uses to develop, manufacture, customize or receive orders for its products. These complications could materially delay or limit the use of products the CombiMatrix group attempts to commercialize, substantially increase the anticipated cost of its products or prevent it from implementing its processes at appropriate quality and scale levels, thereby causing its business to suffer.

THE COMBIMATRIX GROUP MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, AND IF ADDITIONAL CAPITAL IS NOT AVAILABLE ON ACCEPTABLE TERMS, THE COMBIMATRIX GROUP MAY HAVE TO CURTAIL OR CEASE OPERATIONS.

The CombiMatrix group's future capital requirements will be substantial and will depend on many factors including how quickly it commercializes its products, the progress and scope of its collaborative and independent research and development projects, the filing, prosecution, enforcement and defense of patent claims and the need to obtain regulatory approval for certain products in the United States or elsewhere. Changes may occur that would cause the CombiMatrix group's available capital resources to be consumed significantly sooner than it expects.

The CombiMatrix group may be unable to raise sufficient additional capital on favorable terms or at all. If it fails to do so, it may have to curtail or cease operations or enter into agreements requiring it to relinquish rights to certain technologies, products or markets because it will not have the capital necessary to exploit them.

IF THE COMBIMATRIX GROUP DOES NOT ENTER INTO SUCCESSFUL PARTNERSHIPS AND COLLABORATIONS WITH OTHER COMPANIES, IT MAY NOT BE ABLE TO FULLY DEVELOP ITS TECHNOLOGIES OR PRODUCTS, AND ITS BUSINESS WOULD BE HARMED.

Since the CombiMatrix group does not possess all of the resources necessary to develop and commercialize products that may result from its technologies on a mass scale, it will need either to grow its sales, marketing and support group or make appropriate arrangements with strategic partners to market, sell and support its products. The CombiMatrix group believes that it will have to enter into additional strategic partnerships to develop and commercialize future products. If it does not enter into adequate agreements, or if its existing arrangements or future agreements are not successful, its ability to develop and commercialize products will be impacted negatively, and its revenues will be adversely affected.

The current business of the CombiMatrix group is substantially dependent on its existing arrangement with Roche. The CombiMatrix group currently relies upon payments by Roche for a majority of its future revenues and expends a majority of its resources toward fulfilling its contractual obligations to Roche. Roche's primary service to the CombiMatrix group is to distribute and proliferate its technology platform. If the CombiMatrix group were to lose its relationship with Roche, the CombiMatrix group would be required to establish a distribution agreement with another partner or distribute its technology platform itself. This could prove difficult, time-consuming and expensive, and the CombiMatrix group may not be successful in achieving this objective.

THE COMBIMATRIX GROUP HAS LIMITED EXPERIENCE COMMERCIALLY MANUFACTURING, MARKETING OR SELLING ANY OF ITS POTENTIAL PRODUCTS, AND UNLESS IT DEVELOPS THESE CAPABILITIES, IT MAY NOT BE SUCCESSFUL.

Even if the CombiMatrix group is able to develop its products for commercial release on a large-scale, it has limited experience in manufacturing its products in the volumes that will be necessary for it to achieve commercial sales and in marketing or selling its products to potential customers. We cannot assure you that the CombiMatrix group will be able to commercially produce its products on a timely basis, in sufficient quantities or on commercially reasonable terms.

THE COMBIMATRIX GROUP FACES INTENSE COMPETITION AND WE CANNOT ASSURE YOU THAT IT WILL BE SUCCESSFUL.

The CombiMatrix group expects to compete with companies that design, manufacture and market instruments for analysis of genetic variation and function and other applications using established sequential and parallel testing technologies. The CombiMatrix group is also aware of other biotechnology companies that have or are developing testing technologies for the SNP genotyping, gene expression profiling and proteomic markets. The CombiMatrix group anticipates that it will face increased competition in the future as new companies enter the market with new technologies and its competitors improve their current products.

The markets for the CombiMatrix group's products are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and new product introductions. One or more of the CombiMatrix group's competitors may offer technology superior to those of the CombiMatrix group and render its technology obsolete or uneconomical. Many of its competitors have greater financial and personnel resources and more experience in marketing, sales and research and development than it has. Some of its competitors currently offer arrays with greater density than it does and have rights to intellectual property, such as genomic information or proprietary technology, which provides them with a competitive advantage. If the CombiMatrix group were not able to compete successfully, its business and financial condition would be materially harmed.

IF THE COMBIMATRIX GROUP'S NEW AND UNPROVEN TECHNOLOGY IS NOT USED BY RESEARCHERS IN THE PHARMACEUTICAL, BIOTECHNOLOGY AND ACADEMIC COMMUNITIES, ITS BUSINESS WILL SUFFER.

The CombiMatrix group's products may not gain market acceptance. In that event, it is unlikely that its business will succeed. Biotechnology and pharmaceutical companies and academic research centers have historically analyzed genetic variation and function using a variety of technologies, and many of them have made significant capital investments in existing technologies. Compared to existing technologies, the CombiMatrix group's technologies are new and unproven. In order to be successful, its products must meet the commercial requirements of the biotechnology, pharmaceutical and academic communities as tools for the large-scale analysis of genetic variation and function. Market acceptance will depend on many factors, including:

         o the development of a market for its tools for the analysis of genetic variation and function, the study of proteins and other purposes;

         o the benefits and cost-effectiveness of its products relative to others available in the market;

         o its ability to manufacture products in sufficient quantities with acceptable quality and reliability and at an acceptable cost;

         o its ability to develop and market additional products and enhancements to existing products that are responsive to the changing needs of its customers;

         o the willingness and ability of customers to adopt new technologies requiring capital investments or the reluctance of customers to change technologies in which they have made a significant investment; and

         o the willingness of customers to transmit test data and permit the CombiMatrix group to transmit test results over the Internet, which will be a necessary component of its product and services packages unless customers purchase or license its equipment for use in their own facilities.


IF THE MARKET FOR ANALYSIS OF GENOMIC INFORMATION DOES NOT DEVELOP OR IF GENOMIC INFORMATION IS NOT AVAILABLE TO THE COMBIMATRIX GROUP'S POTENTIAL CUSTOMERS, ITS BUSINESS WILL NOT SUCCEED.

The CombiMatrix group is designing its technology primarily for applications in the biotechnology, pharmaceutical and academic communities. The usefulness of the CombiMatrix group's technology depends in part upon the availability of genomic data. The CombiMatrix group is initially focusing on markets for analysis of genetic variation and function, namely SNP genotyping and gene expression profiling. These markets are new and emerging, and they may not develop as the CombiMatrix group anticipates, or at all. Also, researchers may not seek or be able to convert raw genomic data into medically valuable information through the analysis of genetic variation and function. If genomic data is not available for use by the CombiMatrix group's customers or if its target markets do not emerge in a timely manner, or at all, demand for its products will not develop as it expects, and it may never become profitable.

THE COMBIMATRIX GROUP'S FUTURE SUCCESS DEPENDS ON THE CONTINUED SERVICE OF ITS ENGINEERING, TECHNICAL AND KEY MANAGEMENT PERSONNEL AND ITS ABILITY TO IDENTIFY, HIRE AND RETAIN ADDITIONAL ENGINEERING, TECHNICAL AND KEY MANAGEMENT PERSONNEL.

There is intense competition for qualified personnel in the CombiMatrix group's industry, particularly for engineers and senior level management. Loss of the services of, or failure to recruit, engineers or other technical and key management personnel could be significantly detrimental to the group and could adversely affect its business and operating results. The CombiMatrix group may not be able to continue to attract and retain engineers or other qualified personnel necessary for the development of its products and business or to replace engineers or other qualified personnel who may leave the group in the future. The CombiMatrix group's anticipated growth is expected to place increased demands on its resources and likely will require the addition of new management personnel.

THE EXPANSION OF THE COMBIMATRIX GROUP'S PRODUCT LINES MAY SUBJECT IT TO REGULATION BY THE UNITED STATES FOOD AND DRUG ADMINISTRATION AND FOREIGN REGULATORY AUTHORITIES, WHICH COULD PREVENT OR DELAY ITS INTRODUCTION OF NEW PRODUCTS.

If the CombiMatrix group manufactures, markets or sells any products for any regulated clinical or diagnostic applications, those products will be subject to extensive governmental regulation as medical devices in the United States by the FDA and in other countries by corresponding foreign regulatory authorities. The process of obtaining and maintaining required regulatory clearances and approvals is lengthy, expensive and uncertain. Products that CombiMatrix Corporation manufactures, markets or sells for research purposes only are not subject to governmental regulations as medical devices or as analyte specific reagents to aid in disease diagnosis. We believe that the CombiMatrix group's success will depend upon commercial sales of improved versions of products, certain of which cannot be marketed in the United States and other regulated markets unless and until the CombiMatrix group obtains clearance or approval from the FDA and its foreign counterparts, as the case may be. Delays or failures in receiving these approvals may limit our ability to benefit from new CombiMatrix group products.

AS THE COMBIMATRIX GROUP'S OPERATIONS EXPAND, ITS COSTS TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS WILL INCREASE, AND FAILURE TO COMPLY WITH THESE LAWS AND REGULATIONS COULD HARM ITS FINANCIAL RESULTS.

The CombiMatrix group's operations involve the use, transportation, storage and disposal of hazardous substances, and as a result it is subject to environmental and health and safety laws and regulations. As the CombiMatrix group expands its operations, its use of hazardous substances will increase and lead to additional and more stringent requirements. The cost to comply with these and any future environmental and health and safety regulations could be substantial. In addition, the CombiMatrix group's failure to comply with laws and regulations, and any releases of hazardous substances into the environment or at its disposal sites, could expose the CombiMatrix group to substantial liability in the form of fines, penalties, remediation costs and other damages, or could lead to a curtailment or shut down of its operations. These types of events, if they occur, would adversely impact the group's financial results.

THE COMBIMATRIX GROUP'S BUSINESS DEPENDS ON ISSUED AND PENDING PATENTS, AND THE LOSS OF ANY PATENTS OR THE GROUP'S FAILURE TO SECURE THE ISSUANCE OF PATENTS COVERING ELEMENTS OF ITS BUSINESS PROCESSES WOULD MATERIALLY HARM ITS BUSINESS AND FINANCIAL CONDITION.

The CombiMatrix group's success depends on its ability to protect and exploit its intellectual property. The CombiMatrix group currently has two patents issued in the United States, one patent issued in Europe and more than 44 patent applications pending in the United States, Europe and elsewhere. The patent application process before the United States Patent and Trademark Office and other similar agencies in other countries is initially confidential in nature. Patents that are filed outside the United States, however, are published approximately eighteen months after filing. The CombiMatrix group cannot determine in a timely manner whether patent applications covering technology that competes with its technology have been filed in the United States or other foreign countries or which, if any, will ultimately issue or be granted as enforceable patents. Some of the CombiMatrix group's patent applications may claim compositions, methods or uses that may also be claimed in patent applications filed by others. In some or all of these applications, a determination of priority of inventorship may need to be decided in a proceeding before the United States Patent and Trademark Office or a foreign regulatory body or a court. If the CombiMatrix group is unsuccessful in these proceedings, it could be blocked from further developing, commercializing or selling products. Regardless of the ultimate outcome, this process is time-consuming and expensive.

ANY INABILITY TO ADEQUATELY PROTECT THE COMBIMATRIX GROUP'S PROPRIETARY TECHNOLOGIES COULD MATERIALLY HARM THE COMBIMATRIX GROUP'S COMPETITIVE POSITION AND FINANCIAL RESULTS.

If the CombiMatrix group does not protect its intellectual property adequately, competitors may be able to use its technologies and erode any competitive advantage that it may have. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights abroad. These problems can be caused by the absence of rules and methods for defending intellectual property rights.

The patent positions of companies developing tools for the biotechnology, pharmaceutical and academic communities, including the CombiMatrix group's patent position, generally are uncertain and involve complex legal and factual questions. The CombiMatrix group will be able to protect its proprietary rights from unauthorized use by third parties only to the extent that its proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. The CombiMatrix group's existing patents and any future issued or granted patents it obtains may not be sufficiently broad in scope to prevent others from practicing its technologies or from developing competing products. There also is a risk that others may independently develop similar or alternative technologies or designs around the CombiMatrix group's patented technologies. In addition, others may oppose or invalidate its patents, or its patents may fail to provide it with any competitive advantage. Enforcing the CombiMatrix group's intellectual property rights may be difficult, costly and time-consuming and ultimately may not be successful.

The CombiMatrix group also relies upon trade secret protection for its confidential and proprietary information. While it has taken security measures to protect its proprietary information, these measures may not provide adequate protection for its trade secrets or other proprietary information. The CombiMatrix group seeks to protect its proprietary information by entering into confidentiality and invention disclosure and transfer agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants may still disclose its proprietary information, and the CombiMatrix group may not be able to meaningfully protect its trade secrets. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to its trade secrets.

ANY LITIGATION TO PROTECT THE COMBIMATRIX GROUP'S INTELLECTUAL PROPERTY OR ANY THIRD-PARTY CLAIMS OF INFRINGEMENT, COULD DIVERT SUBSTANTIAL TIME AND MONEY FROM THE COMBIMATRIX GROUP'S BUSINESS AND COULD SHUT DOWN SOME OF ITS OPERATIONS.

The CombiMatrix group's commercial success depends in part on its non-infringement of the patents or proprietary rights of third parties. Many companies developing tools for the biotechnology and pharmaceutical industries use litigation aggressively as a strategy to protect and expand the scope of their intellectual property rights. Accordingly, third parties may assert that the CombiMatrix group is employing their proprietary technology without authorization. In addition, third parties may claim that use of the CombiMatrix group's technologies infringes their current or future patents. The CombiMatrix group could incur substantial costs and the attention of its management and technical personnel could be diverted while defending ourselves against any of these claims. The CombiMatrix group may incur the same liabilities in enforcing its patents against others. The CombiMatrix group has not made any provision in its financial plans for potential intellectual property related litigation, and it may not be able to pursue litigation as aggressively as competitors with substantially greater financial resources.

If parties making infringement claims against the CombiMatrix group are successful, they may be able to obtain injunctive or other equitable relief, which effectively could block the CombiMatrix group's ability to further develop, commercialize and sell products, and could result in the award of substantial damages against it. If the CombiMatrix group is unsuccessful in protecting and expanding the scope of its intellectual property rights, its competitors may be able to develop, commercialize and sell products that compete with it using similar technologies or obtain patents that could effectively block its ability to further develop, commercialize and sell its products. In the event of a successful claim of infringement against the CombiMatrix group, we may be required to pay substantial damages and either discontinue those aspects of its business involving the technology upon which it infringed or obtain one or more licenses from third parties. While the CombiMatrix group may license additional technology in the future, it may not be able to obtain these licenses at a reasonable cost, or at all. In that event, it could encounter delays in product introductions while it attempts to develop alternative methods or products, which may not be successful. Defense of any lawsuit or failure to obtain any of these licenses could prevent it from commercializing available products.

                 RISKS RELATING TO THE ACACIA TECHNOLOGIES GROUP

The risk factors beginning on this page discuss risks relating to the Acacia Technologies group. Because each holder of AR-Acacia Technologies stock is a holder of the common stock of one company, Acacia Research Corporation, the risks associated with the CombiMatrix group could affect the AR-Acacia Technologies stock. As such, we also urge you to read carefully the section "Risks Relating to the CombiMatrix Group" above.

THE ACACIA TECHNOLOGIES GROUP HAS INCURRED LOSSES IN THE PAST AND EXPECTS TO INCUR ADDITIONAL LOSSES IN THE FUTURE.

The Acacia Technologies group has sustained substantial losses in the past. We expect the Acacia Technologies group to incur significant research and development, marketing, general and administrative expenses. As a result, we expect the Acacia Technologies group to incur significant losses for the foreseeable future.

THE V-CHIP TECHNOLOGY PATENT HELD BY THE ACACIA TECHNOLOGIES GROUP EXPIRED IN JULY 2003, AND IF THE GROUP DOES NOT DEVELOP OTHER RECURRING SOURCES OF REVENUE, ITS FINANCIAL CONDITION WILL BE ADVERSELY IMPACTED.

The Acacia Technologies group, and Acacia Research Corporation as a whole, has generated substantially all of its revenues from licensing the V-chip technology to television manufacturers. The Acacia Technologies group's patent on the V-chip technology expired in July 2003. The Acacia Technologies group will not be able to collect royalties for televisions containing V-chip technology sold after the expiration of that patent, but it may still collect revenues from the sale of such televisions in the U.S. before that date. The Acacia Technologies group is beginning to market its digital media transmission technology and is developing other technologies and products. The eventual licensing and sale of these technologies is intended to replace the revenue currently being generated by licensing its V-chip technology. If the Acacia Technologies group does not succeed in developing such technologies or is unable to commercially license its existing and future technologies, its financial condition will be adversely impacted.

THE ACACIA TECHNOLOGIES GROUP MAY FAIL TO MEET MARKET EXPECTATIONS BECAUSE OF FLUCTUATIONS IN ITS QUARTERLY OPERATING RESULTS, WHICH COULD CAUSE THE PRICE OF AR-ACACIA TECHNOLOGIES STOCK TO DECLINE.

The Acacia Technologies group's revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future. It is possible that in future periods the Acacia Technologies group's revenues could fall below the expectations of securities analysts or investors, which could cause the market price of our AR-Acacia Technologies stock to decline. The following are among the factors that could cause the Acacia Technologies group's operating results to fluctuate significantly from period to period:

         o    its unpredictable revenue sources, as described below;

         o costs related to acquisitions, alliances, licenses and other efforts to expand its operations;

         o the timing of payments under the terms of any customer or license agreements into which the Acacia Technologies group may enter; and

         o expenses related to, and the results of, patent filings and other proceedings relating to intellectual property rights.


THE ACACIA TECHNOLOGIES GROUP'S REVENUES WILL BE UNPREDICTABLE, AND THIS MAY HARM ITS FINANCIAL CONDITION.

The amount and timing of revenues that the Acacia Technologies group may realize from its business will be unpredictable because:

         o whether the Acacia Technologies group generates revenues depends, in part, on the success of its licensing efforts;

         o    its cycle of obtaining licensees may be lengthy; and

         o    it cannot be sure as to the timing of receipt of payment.

As a result, the Acacia Technologies group's revenues may vary significantly from quarter to quarter, which could make its business difficult to manage and cause its quarterly results to be below market expectations. If this happens, the price of our AR-Acacia Technologies stock may decline significantly.

TECHNOLOGY COMPANY STOCK PRICES ARE ESPECIALLY VOLATILE, AND THIS VOLATILITY MAY DEPRESS THE PRICE OF OUR AR-ACACIA TECHNOLOGIES STOCK.

The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies have been highly volatile. We believe that various factors may cause the market price of our AR-Acacia Technologies stock to fluctuate, perhaps substantially, including, among others, announcements of:

         o    its or its competitors' technological innovations;

         o    developments or disputes concerning patents or proprietary rights;

         o    developments in relationships with licensees;

         o its failure to meet or exceed securities analysts' expectations of its financial results; or

         o a change in financial estimates or securities analysts' recommendations.

In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If our AR-Acacia Technologies stock was the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources, which could materially harm the business and financial results of the Acacia Technologies group.

THE ACACIA TECHNOLOGIES GROUP FACES INTENSE COMPETITION, AND WE CANNOT ASSURE YOU THAT IT WILL BE SUCCESSFUL.

Although the Acacia Technologies group believes that Acacia Media Technologies has marketing and licensing rights to enforceable patents and other intellectual property relating to video and audio on demand, the Acacia Technologies group cannot assure you that other companies will not develop competing technologies that offer better or less expensive alternatives to those offered by Acacia Media Technologies. In the event a competing technology emerges, Acacia Media Technologies would expect substantial additional competition.

THE MARKETS SERVED BY THE ACACIA TECHNOLOGIES GROUP ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, AND IF THE ACACIA TECHNOLOGIES GROUP IS UNABLE TO DEVELOP AND INTRODUCE NEW PRODUCTS, ITS REVENUES COULD STOP GROWING OR COULD DECLINE.

The markets served by the Acacia Technologies group frequently undergo transitions in which products rapidly incorporate new features and performance standards on an industry-wide basis. Products for communications applications, as well as for high-speed computing applications, are based on continually evolving industry standards. A significant portion of the Acacia Technologies group's revenues in recent periods has been, and is expected to continue to be, derived from licensing of technologies based on existing transmission standards. The Acacia Technologies group's ability to compete in the future will, however, depend on its ability to identify and ensure compliance with evolving industry standards.

THE ACACIA TECHNOLOGIES GROUP'S SUCCESS IS BASED ON ITS ABILITY TO PROTECT ITS PROPRIETARY TECHNOLOGY AND ITS ABILITY TO DEFEND ITSELF AGAINST INFRINGEMENT CLAIMS.

The success of the Acacia Technologies group relies, to varying degrees, on its proprietary rights and their protection or exclusivity. Although reasonable efforts will be taken to protect the Acacia Technologies group's proprietary rights, the complexity of international trade secret, copyright, trademark and patent law, and common law, coupled with limited resources and the demands of quick delivery of products and services to market, create risk that these efforts will prove inadequate. For example, in our pending litigation against certain television manufacturers alleging their infringement of Soundview Technologies' V-chip patent, a motion for summary judgment filed by the defendants was granted in September 2002. The court ruled that the defendants did not infringe on Soundview Technologies' patent. If we are unsuccessful in our intended appeal of this ruling, legal principles will preclude us from claiming infringement of our patents by other parties. Accordingly, if we are unsuccessful in this or other litigation to protect our intellectual property rights, the future revenues of the Acacia Technologies group could be adversely affected.

>From time to time, the Acacia Technologies group may be subject to third-party claims in the ordinary course of business, including claims of alleged infringement of proprietary rights. Any such claims may harm the Acacia Technologies group by subjecting it to significant liability for damage and invalidating its proprietary rights. These types of claims, with or without merit, could subject the Acacia Technologies group to costly litigation and diversion of its technical and management personnel. The Acacia Technologies group depends largely on the protection of enforceable patent rights. The Acacia Technologies group has applications on file with the U.S. Patent and Trademark Office seeking patents on its core technologies and has patents or rights to patents that have been issued. We cannot assure you that the pending patent applications of the Acacia Technologies group will be issued, that third parties will not violate, or attempt to invalidate these intellectual property rights, or that certain aspects of those intellectual property will not be reverse-engineered by third parties without violating the patent rights of the Acacia Technologies group.

For Acacia Media Technologies and Soundview Technologies, proprietary rights constitute their only significant assets. The Acacia Technologies group also owns licenses from third parties and it is possible that it could become subject to infringement actions based upon such licenses. The Acacia Technologies group generally obtains representations as to the origin and ownership of such licensed content. However, this may not adequately protect the Acacia Technologies group. The Acacia Technologies group enters into confidentiality agreements with third parties and generally limits access to information relating to its proprietary rights. Despite these precautions, third parties may be able to gain access to and use the Acacia Technologies group's proprietary rights to develop competing technologies and products with similar or better features and prices. Any substantial unauthorized use of the Acacia Technologies group's proprietary rights could materially and adversely affect its business and operational results.

                     RISKS RELATING TO OUR CAPITAL STRUCTURE

HOLDERS OF BOTH CLASSES OF OUR STOCK ARE STOCKHOLDERS OF ONE COMPANY, AND THE FINANCIAL PERFORMANCE OF ONE GROUP COULD AFFECT THE OTHER, THUS EXPOSING THE HOLDERS OF EACH GROUP'S STOCK TO THE RISKS OF AN INVESTMENT IN THE ENTIRE COMPANY.

Holders of AR-CombiMatrix stock and AR-Acacia Technologies stock are stockholders of a single company. The CombiMatrix group and the Acacia Technologies group are not separate legal entities. As a result, stockholders will continue to be subject to all of the risks of an investment in Acacia Research Corporation and all of our businesses, assets and liabilities. The issuance of our AR-CombiMatrix stock and our AR-Acacia Technologies stock and the allocation of assets and liabilities and stockholders' equity between the CombiMatrix group and the Acacia Technologies group did not result in a distribution or spin-off to stockholders of any of our assets or liabilities and did not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries. The assets we attribute to one group could be subject to the liabilities of the other group, whether such liabilities arise from lawsuits, contracts or indebtedness that we attribute to the other group. If we are unable to satisfy one group's liabilities out of the assets we attribute to it, we may be required to satisfy those liabilities with assets we have attributed to the other group.

Financial effects from one group that affect our consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the common stock relating to the other group. In addition, net losses of either group and dividends or distributions on, or repurchases of, either class of common stock will reduce the funds we can pay as dividends on each class of common stock under Delaware law. For these reasons, you should read our consolidated financial information with the financial information we provide for each group.

THE MARKET PRICE OF EITHER CLASS OF OUR COMMON STOCK MAY NOT REFLECT THE SEPARATE PERFORMANCE OF THE GROUP RELATED TO THAT CLASS OF COMMON STOCK.

The market price of our AR-CombiMatrix stock or AR-Acacia Technologies stock may not reflect the separate performance of the business of the group relating to that class of common stock. The market price of either class of common stock could simply reflect the performance of Acacia Research Corporation as a whole, or the market price of either class of common stock could move independently of the performance of the business of either group. Investors may discount the value of either class of common stock because it is part of a common enterprise rather than a stand-alone company.

THE MARKET PRICE OF EITHER CLASS OF OUR COMMON STOCK MAY BE AFFECTED BY FACTORS THAT DO NOT AFFECT TRADITIONAL COMMON STOCK.

           THE COMPLEX NATURE OF THE TERMS OF OUR AR-COMBIMATRIX STOCK AND AR-ACACIA TECHNOLOGIES STOCK MAY ADVERSELY AFFECT THE MARKET PRICE OF EITHER CLASS OF COMMON STOCK.

           The complex nature of the terms of our two classes of common stock, such as the convertibility of AR-CombiMatrix stock into AR-Acacia Technologies stock, or vice versa, and the potential difficulties investors may have understanding these terms, may adversely affect the market price of either class of common stock.

           THE MARKET PRICE OF OUR AR-COMBIMATRIX STOCK OR AR-ACACIA TECHNOLOGIES STOCK MAY BE ADVERSELY AFFECTED BY THE FACT THAT HOLDERS HAVE LIMITED LEGAL INTERESTS IN THE GROUP RELATING TO THE CLASS OF COMMON STOCK HELD AS A SEPARATE LEGAL ENTITY.

           For example, as described in greater detail in the subsequent risk factors, holders of either class of common stock generally do not have separate class voting rights with respect to significant matters affecting either group. In addition, upon our liquidation or dissolution, holders of either class of common stock will not have specific rights to the assets of the group relating to the class of common stock held and will not be entitled to receive proceeds that are proportional to the relative performance of that group.

           THE MARKET PRICE OF OUR AR-COMBIMATRIX STOCK OR AR-ACACIA TECHNOLOGIES STOCK MAY BE ADVERSELY AFFECTED BY EVENTS INVOLVING THE GROUP RELATING TO THE OTHER CLASS OF COMMON STOCK OR THE PERFORMANCE OF THE CLASS OF COMMON STOCK RELATING TO THAT GROUP.

           Events, such as earnings announcements or other developments concerning one group that the market does not view favorably and which thus adversely affect the market price of the class of common stock relating to that group, may adversely affect the market price of the class of common stock relating to the other group. Because both classes of common stock are common stock of Acacia Research Corporation, an adverse market reaction to one class of common stock may, by association, cause an adverse reaction to the other class of common stock. This reaction may occur even if the triggering event was not material to us as a whole.

THE HOLDERS OF AR-COMBIMATRIX STOCK AND THE HOLDERS OF AR-ACACIA TECHNOLOGIES STOCK HAVE ONLY LIMITED SEPARATE STOCKHOLDER RIGHTS.

Holders of AR-CombiMatrix stock and AR-Acacia Technologies stock have the rights customarily held by common stockholders. They also have these specific rights related to their corresponding group:

         o    certain rights with regard to dividends and liquidation;

         o requirements for a mandatory dividend, redemption or conversion upon the disposition of all or substantially all of the assets of their corresponding group; and

         o a right to vote on matters as a separate voting class in the limited circumstances provided under Delaware law, by stock exchange rules or as determined by our board of directors (such as an amendment of our certificate of incorporation that changes the rights, privileges or preferences of the class of stock held by such stockholders).

We will not hold separate stockholder meetings for holders of AR-CombiMatrix stock and AR-Acacia Technologies stock.


THE HOLDERS OF AR-COMBIMATRIX STOCK AND THE HOLDERS OF AR-ACACIA TECHNOLOGIES STOCK WILL HAVE CERTAIN LIMITS ON THEIR RESPECTIVE VOTING POWERS.

           GROUP COMMON STOCK WITH A MAJORITY OF VOTING POWER CAN CONTROL VOTING OUTCOMES.

           The holders of AR-CombiMatrix stock and AR-Acacia Technologies stock will vote together as a single class, except in limited circumstances. If a separate vote on a matter by the holders of either our AR-CombiMatrix stock or our AR-Acacia Technologies stock is not required under Delaware law or by stock exchange rules, and if our board of directors does not require a separate vote, either class of common stock that is entitled to more than the number of votes required to approve such matter could control the outcome of such vote - even if the matter involves a divergence or conflict of the interests between the holders of our AR-CombiMatrix stock and our AR-Acacia Technologies stock. In addition, if the holders of common stock having a majority of the voting power of all shares of common stock outstanding approve a merger, the terms of which did not require separate class voting under stock exchange rules, then the merger could be consummated - even if the holders of a majority of either class of common stock were to vote against the merger.

           GROUP COMMON STOCK WITH LESS THAN MAJORITY VOTING POWER CAN BLOCK ACTION IF A CLASS VOTE IS REQUIRED.

           If Delaware law, stock exchange rules or our board of directors requires a separate vote on a matter by the holders of either our AR-CombiMatrix stock or our AR-Acacia Technologies stock, such as a proposal to amend the terms of one class of stock, those holders could prevent approval of the matter, even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as a class, were to vote in favor of it.

           HOLDERS OF ONLY ONE CLASS OF COMMON STOCK CANNOT ENSURE THAT THEIR VOTING POWER WILL BE SUFFICIENT TO PROTECT THEIR INTERESTS.

           Since the relative voting power per share of AR-CombiMatrix stock and AR-Acacia Technologies stock will fluctuate based on the market values of the two classes of common stock, the relative voting power of a class of common stock could decrease. As a result, holders of shares of only one of the two classes of common stock cannot ensure that their voting power will be sufficient to protect their interests.

OUR RESTATED CERTIFICATE OF INCORPORATION MAY BE AMENDED TO INCREASE OR DECREASE THE AUTHORIZED SHARES OF EITHER CLASS OF COMMON STOCK WITHOUT THE APPROVAL OF EACH CLASS VOTING SEPARATELY.

Our restated certificate of incorporation provides that an amendment to our restated certificate to increase or decrease the number of authorized shares of either class of common stock will require the approval of the holders of a majority of the voting power of all shares of common stock, voting together as a single class, and will not require the approval of each class of stock voting as a separate class. Accordingly, if the holders of one class of common stock hold a majority of the voting power of all shares of common stock, then that majority could approve an amendment to our restated certificate to increase or decrease the authorized shares of stock of either class without the approval of the holders of the minority class of stock.

STOCKHOLDERS MAY NOT HAVE ANY REMEDIES FOR BREACH OF FIDUCIARY DUTIES IF ANY ACTION BY OUR DIRECTORS OR OFFICERS HAS A DISADVANTAGEOUS EFFECT ON EITHER CLASS OF COMMON STOCK.

Stockholders may not have any remedies if any action or decision of our directors and officers has a disadvantageous effect on either class of common stock compared to the other class of common stock. We are not aware of any legal precedent under Delaware law involving the fiduciary duties of directors and officers of corporations having two classes of common stock, or separate classes or series of capital stock, the rights of which, like our AR-CombiMatrix stock and AR-Acacia Technologies stock, are defined by reference to separate businesses of the corporation.

Principles of Delaware law established in cases involving differing treatment of two classes of capital stock or two groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series. Under these principles of Delaware law and the related principle known as the "business judgment rule," absent abuse of discretion, a good faith business decision made by a disinterested and adequately informed board of directors, board of directors' committee or officer with respect to any matter having different effects on holders of AR-CombiMatrix stock and holders of AR-Acacia Technologies stock would be a defense to any challenge to such determination made by or on behalf of the holders of either class of common stock.

NUMEROUS POTENTIAL CONFLICTS OF INTERESTS EXIST BETWEEN OUR AR-COMBIMATRIX STOCK AND OUR AR-ACACIA TECHNOLOGIES STOCK WHICH MAY BE DIFFICULT TO RESOLVE BY OUR BOARD OR WHICH MAY BE RESOLVED ADVERSELY TO ONE OF THE CLASSES.

The existence of separate classes of common stock could give rise to occasions when the interests of the holders of AR-CombiMatrix stock and AR-Acacia Technologies stock diverge or conflict. Examples include determinations by our directors or officers to:

         o pay or omit the payment of dividends on AR-CombiMatrix stock or AR-Acacia Technologies stock;

         o allocate consideration to be received by holders of each of the classes of common stock in connection with a merger or consolidation involving Acacia Research Corporation;

         o    convert one class of common stock into shares of the other;

         o    approve certain dispositions of the assets of either group;

         o allocate the proceeds of future issuances of our stock either to the Acacia Technologies group or the CombiMatrix group;

         o    allocate corporate opportunities between the groups; and

         o make other operational and financial decisions with respect to one group that could be considered detrimental to the other group.

When making decisions with regard to matters that create potential diverging or conflicting interests, our directors and officers will act in accordance with their fiduciary duties, the terms of our restated certificate of incorporation, and, to the extent applicable, our management and allocation policies.

           THE PERFORMANCE OF ONE GROUP OR THE DIVIDENDS PAID TO ONE GROUP MAY ADVERSELY AFFECT THE DIVIDENDS AVAILABLE FOR THE OTHER GROUP.

           Our board of directors currently has no intention to pay dividends on our AR-CombiMatrix stock or our AR-Acacia Technologies stock. Determinations as to future dividends on our AR-CombiMatrix stock and our AR-Acacia Technologies stock will be based primarily on the financial condition, results of operations and business requirements of the relevant group and Acacia Research Corporation as a whole.

Subject to the limitations referred to below, our board of directors has the authority to declare and pay dividends on our AR-CombiMatrix stock and our AR-Acacia Technologies stock in any amount and could, in its sole discretion, declare and pay dividends exclusively on our AR-CombiMatrix stock, exclusively on our AR-Acacia Technologies stock, or on both, in equal or unequal amounts. Our board of directors will not be required to consider the amount of dividends previously declared on each class, the respective voting or liquidation rights of each class or any other factor.

The performance of one group may cause our board of directors to pay more or less dividends on the common stock relating to the other group than if that other group was a stand-alone company. In addition, Delaware law and our restated certificate of incorporation impose limitations on the amount of dividends which may be paid on each class of common stock.

           PROCEEDS OF MERGERS OR CONSOLIDATIONS MAY BE ALLOCATED UNFAVORABLY.

           Our restated certificate of incorporation does not contain any provisions governing how consideration to be received by holders of common stock in connection with a merger or consolidation involving Acacia Research Corporation is to be allocated among holders of each class of common stock. Our board of directors will determine the percentage of the consideration to be allocated to holders of each class of common stock in any such transaction. Such percentage may be materially more or less than that which might have been allocated to such holders had our board of directors chosen a different method of allocation.

           HOLDERS OF EITHER CLASS OF COMMON STOCK MAY BE ADVERSELY AFFECTED BY A CONVERSION OF GROUP COMMON STOCK.

           Our board of directors could, in its sole discretion and without stockholder approval, determine to convert shares of AR-Acacia Technologies stock into shares of AR-CombiMatrix stock, or vice versa, at a time when either or both classes of common stock may be considered to be overvalued or undervalued. Any such conversion would dilute the interests in Acacia Research Corporation of the holders of the class of common stock being issued in the conversion. It could also give holders of shares of the class of common stock converted a greater or lesser premium than any premium that might be paid by a third-party buyer of all or substantially all of the assets of the group whose stock is converted.

           HOLDERS OF EITHER CLASS OF COMMON STOCK COULD BE ADVERSELY AFFECTED BY A DISPOSITION OF THE ASSETS ATTRIBUTED TO THEIR RESPECTIVE GROUPS.

           Our board of directors could, in its sole discretion and without stockholder approval, determine to dispose of all or substantially all the assets of a group. If a disposition of group assets occurs at a time when those assets are considered undervalued, then holders of that group's stock would receive less consideration than they could have received had the assets been disposed of at a time when they had a higher value.

           PROCEEDS OF FUTURE ISSUANCES OF OUR STOCK COULD BE ATTRIBUTED UNFAVORABLY.

           We may in the future issue a new class of stock, such as a class of preferred stock, or additional shares of AR-CombiMatrix stock or AR-Acacia Technologies stock. Proceeds from any future issuance of any class of stock would be attributed among the CombiMatrix group or the Acacia Technologies group as determined by our board of directors. There is no requirement that the proceeds from an issuance of AR-CombiMatrix stock or AR-Acacia Technologies stock be attributed to the corresponding group. Such allocations might be materially more or less for the respective groups than what might have been attributed had our board of directors chosen a different allocation method. Also, any designated preferred class may be designed to reflect the performance of Acacia Research Corporation as a whole, rather than the performance of the CombiMatrix group or the Acacia Technologies group.

           ALLOCATION OF CORPORATE OPPORTUNITIES COULD FAVOR ONE GROUP OVER ANOTHER.

           Our board of directors may be required to allocate corporate opportunities between the groups. In some cases, our directors could determine that a corporate opportunity, such as a business that we are acquiring, should be shared by the groups. Any such decisions could favor one group at the expense of the other.

           OTHER OPERATIONAL AND FINANCIAL DECISIONS WHICH MAY FAVOR ONE GROUP OVER THE OTHER.

           Our board of directors or our senior officers will review other operational and financial matters affecting the CombiMatrix group and the Acacia Technologies group, including the allocation of financing resources and capital, technology and know-how and corporate overhead, taxes, debt, interest and other matters. Any decision of our board of directors or our senior officers in these matters could favor one group at the expense of the other.

OUR BOARD OF DIRECTORS MAY CHANGE OUR MANAGEMENT AND ALLOCATION POLICIES WITHOUT STOCKHOLDER APPROVAL TO THE DETRIMENT OF EITHER GROUP.

Our board of directors may modify or rescind our policies with respect to the allocation of corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies, in its sole discretion without stockholder approval. A decision to modify or rescind these policies, or adopt additional policies could have different effects on holders of either class of common stock or could result in a benefit or detriment to one class of stockholders compared to the other class. Our board of directors will make any such decision in accordance with its good faith business judgment that the decision is in the best interests of Acacia Research Corporation and all of our stockholders as a whole.

EITHER GROUP MAY FINANCE THE OTHER GROUP ON TERMS UNFAVORABLE TO ONE OF THE GROUPS.

We may transfer cash and other property between groups to finance their business activities. The group providing the financing will be subject to the risks relating to the group receiving the financing. We will account for those transfers generally as a short-term or long-term loan between groups or as a repayment of a previous borrowing.

THERE ARE LIMITS ON THE CONSIDERATION WHICH MAY BE RECEIVED BY THE STOCKHOLDERS IN THE EVENT OF THE DISPOSITION OF ASSETS OF A GROUP.

Our restated certificate of incorporation provides that if a disposition of all or substantially all of the properties and assets of either group occurs, we must, subject to certain exceptions:

         o distribute through a dividend or redemption to holders of the class of common stock relating to such group an amount equal to the net proceeds of such disposition; or

         o convert at a 10% premium such common stock into shares of the class of common stock relating to the other group.

If the group subject to the disposition were a separate, independent company and its shares were acquired by another person, certain costs of that disposition, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of the separate, independent company might receive a greater amount than the net proceeds that would be received by holders of the class of common stock relating to that group if the assets of such group were sold. In addition, we cannot assure you that the net proceeds per share of the common stock relating to that group will be equal to or more than the market value per share of such common stock prior to or after announcement of a disposition.

The term "substantially all of the properties and assets" of a group is subject to potentially conflicting interpretations. Resolution of such a dispute could adversely impact the holders of either the class of common stock related to the assets being disposed or the holders of the other class because the consideration, if any, to be received by the holders of the class related to the disposed assets may depend on whether the disposition involved "substantially all" of the properties and assets of that class.

HOLDERS OF EITHER CLASS OF COMMON STOCK MAY BE ADVERSELY AFFECTED BY A REDEMPTION OF THEIR COMMON STOCK.

We are entitled to redeem the outstanding common stock relating to a group when all or substantially all of that group's assets are sold. We can redeem the assets for cash, securities, a combination of cash and securities or other property at fair value. A disposition-related redemption could occur when the assets being disposed of are considered undervalued. If that were the case, the holders of our common stock related to that group would receive less consideration for their shares than they may deem reasonable.

We can also redeem on a pro rata basis all of the outstanding shares of a group's common stock for shares of the common stock of one or more of our wholly owned subsidiaries. If this were to occur, the holders of the redeemed class of common stock would no longer have stockholder voting rights in Acacia Research Corporation or any other benefits to be derived from holding a class of stock in Acacia Research Corporation. In addition, if the outstanding shares of a class of our common stock are redeemed for shares that are not publicly traded, the holders of such redeemed stock will no longer be able to publicly trade their shares and accordingly their investment will be substantially less liquid.

OUR CAPITAL STRUCTURE AND THE VARIABLE VOTE PER SHARE COULD ENABLE A POTENTIAL ACQUIRER TO TAKE CONTROL OF OUR COMPANY THROUGH THE ACQUISITION OF ONLY ONE OF THE CLASSES OF OUR COMMON STOCK.

A potential acquirer could acquire control of Acacia Research Corporation by acquiring shares of common stock having a majority of the voting power of all shares of common stock outstanding. Such a majority could be obtained by acquiring a sufficient number of shares of both classes of common stock or, if one class of common stock has a majority of such voting power, only shares of that class. Currently, our AR-CombiMatrix stock has a majority of the voting power. As a result, currently, it might be possible for an acquirer to obtain control of Acacia Research Corporation by purchasing only shares of AR-CombiMatrix stock.

DECISIONS BY DIRECTORS AND OFFICERS THAT AFFECT DIFFERENTLY ONE CLASS OF OUR COMMON STOCK COMPARED TO THE OTHER COULD ADVERSELY AFFECT THE MARKET VALUE OF EITHER OR BOTH OF THE CLASSES OF OUR COMMON STOCK.

The relative voting power per share of our AR-CombiMatrix stock and our AR-Acacia Technologies stock and the number of shares of one class of common stock issuable upon the conversion of the other class of common stock will vary depending upon the relative market values of our AR-CombiMatrix stock and our AR-Acacia Technologies stock. The market value of either or both classes of common stock could be affected by market reaction to decisions by our board of directors or our management that investors perceive to affect differently one class of common stock compared to the other. These decisions could involve changes to our management and allocation policies, allocations of corporate opportunities and financing resources between groups, and changes in dividend policies.

INVESTORS MAY NOT VALUE OUR AR-COMBIMATRIX STOCK AND OUR AR-ACACIA TECHNOLOGIES STOCK BASED ON GROUP FINANCIAL INFORMATION AND POLICIES.

We cannot assure you that investors will value our AR-CombiMatrix stock and our AR-Acacia Technologies stock based on the reported financial results and prospects of the separate groups or the dividend policies established by our board of directors with respect to those groups. Holders of AR-CombiMatrix stock and AR-Acacia Technologies stock will continue to be common stockholders of Acacia Research Corporation subject to all the risks associated with an investment in Acacia Research Corporation as a whole. Additionally, the separate stockholder rights related to each group are limited and relate to events that may never occur, such as dividend and liquidation rights and the disposition of all or substantially all of the assets of a group. Accordingly, investors may discount the value of AR-CombiMatrix stock and AR-Acacia Technologies stock because both groups are part of a common enterprise rather than a stand-alone entity and each class of stock has limited separate stockholder rights.

HOLDERS OF AR-COMBIMATRIX STOCK AND AR-ACACIA TECHNOLOGIES STOCK MAY NOT RECEIVE A PREMIUM FROM AN INVESTOR ACQUIRING CONTROL OF THEIR RESPECTIVE CLASSES OF STOCK.

Control of AR-CombiMatrix stock or AR-Acacia Technologies stock may not provide control of Acacia Research Corporation as a whole. Accordingly, unlike many acquisition transactions, holders of AR-CombiMatrix stock and AR-Technologies stock may not receive a controlling interest premium from an investor acquiring control of their respective classes of stock.

THERE ARE CERTAIN PROVISIONS IN OUR TWO-CLASS CAPITAL STRUCTURE THAT COULD HAVE ANTITAKEOVER EFFECTS.

The existence of the two classes of common stock could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Acacia Research Corporation by delaying or preventing such change in control. The existence of two classes of common stock could present complexities and could, in certain circumstances, pose obstacles, financial and otherwise, to an acquiring person. We could, in the sole discretion of our board of directors and without stockholder approval, exercise the right to convert the shares of one class of common stock into shares of the other at a 10% premium over their respective average market values. This conversion could result in additional dilution to persons seeking control of Acacia Research Corporation.

Our board of directors could issue shares of preferred stock or common stock that could be used to create voting or other impediments to discourage persons seeking to gain control of Acacia Research Corporation, and preferred stock could also be privately placed with purchasers favorable to our board of directors in opposing such action.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are statements that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "may," "will," "expect," "believe," "estimate," "anticipate," "intend," "continue," and other similar expressions or the negative of these terms. You should be aware that the matters described in our forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Statements regarding the following subjects are forward-looking by their nature:

         o    our business strategies;

         o    market trends and risks;

         o    assumptions regarding economic conditions;

         o    circumstances affecting anticipated revenues and costs; and

         o    legislative, regulatory and competitive developments.

These forward-looking statements are subject to various risks and uncertainties, including those related to:

         o    the recent slowdown affecting technology companies;

         o    our ability to successfully develop products;

         o    rapid technological change in our markets;

         o    anticipated sources of future revenues;

         o    changes in demand for our future products;

         o    our ability to raise capital in the future; and

         o    the adequacy of our capital resources to fund our operations.

Other risks, uncertainties and factors, including those discussed under "Risk Factors" in this prospectus or described in reports that we file from time to time with the Securities and Exchange Commission, such as our quarterly and annual reports, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the related accompanying prospectus supplement to provide working capital for our business, including our subsidiaries.

                        DESCRIPTION OF OUR CAPITAL STOCK

Following is a summary of the material terms of the AR-CombiMatrix stock and the AR-Acacia Technologies stock. The summary is not complete and should be read in conjunction with our restated certificate of incorporation, or Restated Certificate, filed as Appendix B to the proxy statement/prospectus which formed a part of our Registration Statement on Form S-4 (SEC File No. 333-87654), which became effective on November 8, 2002.

AUTHORIZED AND OUTSTANDING SHARES

The Restated Certificate authorizes us to issue 110,000,000 shares of stock as follows: 50,000,000 shares of a class of common stock, designated as Acacia Research-CombiMatrix Common Stock (the "AR-CombiMatrix stock"), 50,000,000 shares of a class of common stock, designated as Acacia Research-Acacia Technologies Common Stock (the "AR-Acacia Technologies stock"), and 10,000,000 shares of preferred stock. Shares of each class of stock will have a par value of $0.001 per share. We will be able to issue shares of preferred stock in series, without stockholder approval.

As of March 4, 2004, a total of 27,639,201 shares of the AR-CombiMatrix stock and 19,746,234 shares of the AR-Acacia Technologies stock were issued and outstanding.

DIVIDENDS

Dividends on the AR-CombiMatrix stock and dividends on the AR-Acacia Technologies stock will be limited to an amount not greater than the Available Dividend Amount (as defined in the Restated Certificate) for the relevant group. The Available Dividend Amount under our Restated Certificate is essentially the same as legally available funds under Delaware law, both of which consist of either the surplus (market value of assets less liabilities and par value) or, if there is no surplus, the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

In addition, Delaware law limits the amount of distributions on capital stock to legally available funds as defined under Delaware law, which are determined on the basis of our entire company, and not only the respective groups. As a result, the amount of legally available funds will reflect the amount of any net losses of each group, any distributions on AR-CombiMatrix stock, AR-Acacia Technologies stock or any preferred stock and any repurchases of AR-CombiMatrix stock, AR-Acacia Technologies stock or certain preferred stock. Dividend payments on the AR-CombiMatrix stock and on the AR-Acacia Technologies stock could be precluded because legally available funds are not available under Delaware law, even though the Available Dividend Amount test for the particular relevant group was met. We cannot assure you that there will be an Available Dividend Amount for either group.

Subject to the prior payment of dividends on any outstanding shares of preferred stock and the limitations described above, our board of directors will be able, in its sole discretion, to declare and pay dividends exclusively on the AR-CombiMatrix stock, exclusively on the AR-Acacia Technologies stock or on both, in equal or unequal amounts. In making its dividend decisions, our board of directors will not be required to take into account the relative Available Dividend Amounts for the two groups, the amount of prior dividends declared on either class, the respective voting or liquidation rights of either class or any other factor.

VOTING RIGHTS

Under our Restated Certificate the entire voting power of the stockholders of Acacia Research is vested in the holders of common stock, who will be entitled to vote on any matter on which the holders of our stock are, by law or by the provisions of the Restated Certificate, entitled to vote, except as otherwise provided by law, by the terms of any outstanding preferred stock or by any provision of the new certificate of incorporation restricting the power to vote on a specified matter to other stockholders.

Holders of common stock will vote as a single class on each matter on which holders of common stock are generally entitled to vote.

On all matters as to which both classes of common stock will vote together as a single class:

         o    each share of AR-CombiMatrix stock will have one vote; and

         o each share of AR-Acacia Technologies stock will have a number of votes equal to the quotient of the average market value of a share of AR-Acacia Technologies stock over the 20-trading day period ending on the 10th trading day prior to the record date for determining the holders of common stock entitled to vote, divided by the average market value of a share of AR-CombiMatrix stock over the same period.

Accordingly, the relative per share voting rights of the AR-CombiMatrix stock and the AR-Acacia Technologies stock will fluctuate depending on changes in the relative market values of shares of such classes of common stock. The purpose of the floating voting power is to link voting power to relative economic interests in Acacia Research.

           EXAMPLES OF THE CALCULATION OF THE NUMBER OF VOTES EACH SHARE OF AR-ACACIA TECHNOLOGIES STOCK WOULD BE ENTITLED ON ALL MATTERS ON WHICH HOLDERS OF AR-COMBIMATRIX STOCK AND AR-ACACIA TECHNOLOGIES STOCK VOTE AS SINGLE CLASS

           EXAMPLE #1: If the average market values for the 20-trading day valuation period were $4 for the AR-Acacia Technologies stock and $6 for the AR-CombiMatrix stock, each share of AR-CombiMatrix stock would have one vote and each share of AR-Acacia Technologies stock would have 0.67 votes based on the following calculation:

$4
------  =   0.67 votes
$6

Based on the assumptions in this example, and assuming 20 million shares of AR-CombiMatrix stock and 20 million shares of AR-Acacia Technologies stock were outstanding, the shares of AR-CombiMatrix stock would represent approximately 60% of our total voting power and the shares of AR-Acacia Technologies stock would represent approximately 40% of our total voting power.

EXAMPLE #2: If the average market values for the 20-trading day valuation period were $5 for the AR-Acacia Technologies stock and $5 for the AR-CombiMatrix stock, each share of AR-CombiMatrix stock would have one vote and each share of AR-Acacia Technologies stock would have one (1) vote based on the following calculation:

$5
------  =   1.0 votes
$5

Based on the assumptions in this example, and assuming 20 million shares of AR-CombiMatrix stock and 20 million shares of AR-Acacia Technologies stock were outstanding, the shares of AR-CombiMatrix stock would represent approximately 50% of our total voting power and the shares of AR-Acacia Technologies stock would represent approximately 50% of our total voting power.

EXAMPLE #3: If the average market values for the 20-trading day valuation period were $6 for the AR-Acacia Technologies stock and $4 for the AR-CombiMatrix stock, each share of AR-CombiMatrix stock would have one vote and each share of AR-Acacia Technologies stock would have 1.50 votes based on the following calculation:

$6
------  =   1.50 votes
$4

Based on the assumptions in this example, and assuming 20 million shares of AR-CombiMatrix stock and 20 million shares of AR-Acacia Technologies stock were outstanding, the shares of AR-CombiMatrix stock would represent approximately 40% of our total voting power and the shares of AR-Acacia Technologies stock would represent approximately 60% of our total voting power.

These examples, each of which is based on the assumption that the total number of issued and outstanding shares of each class is 20,000,000, are summarized in the table below:

                          ASSUMED                                     RELATIVE
                        SHARE PRICE   VOTING RIGHTS   TOTAL VOTES   VOTING POWER
                        -----------   -------------   -----------   ------------

EXAMPLE #1:
AR-CombiMatrix               $6      1.0 vote/share    20,000,000       60%
AR-Acacia Technologies       $4     0.67 votes/share   13,333,333       40%

EXAMPLE #2:
AR-CombiMatrix               $5      1.0 vote/share    20,000,000       50%
AR-Acacia Technologies       $5      1.0 vote/share    20,000,000       50%

EXAMPLE #3:
AR-CombiMatrix               $4      1.0 vote/share    20,000,000       40%
AR-Acacia Technologies       $6      1.50 vote/share   30,000,000       60%


IN THESE EXAMPLES WE HAVE PROVIDED A BETTER UNDERSTANDING OF THE MECHANICS SURROUNDING THE CALCULATION OF VOTING POWER. IT SHOULD NOT BE ASSUMED THAT THE EXAMPLES USED ARE IN ANY WAY INDICATIVE OF THE RESPECTIVE COMMON STOCK TRADING PRICES AT ANY TIME BEFORE OR AFTER THE DATE OF THIS PROSPECTUS.


We will set forth the number of outstanding shares of AR-CombiMatrix stock and AR-Acacia Technologies stock in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We will disclose in any proxy statement for a stockholders' meeting the number of outstanding shares and per share voting rights of the AR-CombiMatrix stock and the AR-Acacia Technologies stock.

If shares of only one class of common stock are outstanding, each share of that class will have one vote. If either class of common stock is entitled to vote as a separate class with respect to any matter, each share of that class will, for purpose of such vote, have one vote on such matter.

Fluctuations in the relative voting rights of the AR-CombiMatrix stock and the AR-Acacia Technologies stock could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power of Acacia Research to acquire such percentage of both classes of common stock and would limit the ability of investors in one class to acquire for the same consideration relatively more or less votes per share than investors in the other class.

The holders of AR-CombiMatrix stock and AR-Acacia Technologies stock will not have any rights to vote separately as a class on any matter coming before stockholders of Acacia Research, except for certain limited class voting rights provided under Delaware law. In addition to the approval of the holders of a majority of the voting power of all shares of common stock voting together as a single class, the approval of a majority of the outstanding shares of the AR-CombiMatrix stock or the AR-Acacia Technologies stock, voting as a separate class, would be required under Delaware law to approve any amendment to the Restated Certificate that would change the par value of the shares of the class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. As permitted by Delaware law, the Restated Certificate provides that an amendment to the Restated Certificate that increases or decreases the number of authorized shares of AR-CombiMatrix stock or AR-Acacia Technologies stock will only require the approval of the holders of a majority of the voting power of all shares of common stock, voting together as a single class, and will not require the approval of the holders of the class of common stock affected by such amendment, voting as a separate class.

CONVERSION AND REDEMPTION

Our Restated Certificate permits the conversion or redemption of the AR-CombiMatrix stock and the AR-Acacia Technologies stock as described below.

          MANDATORY DIVIDEND, REDEMPTION OR CONVERSION OF COMMON STOCK
                      IF DISPOSITION OF GROUP ASSETS OCCURS

If we sell, transfer, assign or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of the properties and assets attributed to either group (a "disposition"), we are required, except as described below, to:

         o pay a dividend in cash and/or securities or other property to the holders of shares of the class of common stock relating to the group subject to the disposition having a fair value equal to the net proceeds of the disposition; or

         o (A) if the disposition involves all, but not merely substantially all, of such properties and assets, redeem all outstanding shares of common stock relating to that group in exchange for cash and/or securities or other property having a fair value equal to the net proceeds of the disposition; or B) if the disposition involves substantially all, but not all, of such properties and assets, redeem that number of whole shares of the class of common stock relating to that group as have in the aggregate an average market value, during the period of ten consecutive trading days beginning on the 26th trading day immediately succeeding the consummation date, closest to the net proceeds of the disposition; and the redemption price will be cash and/or securities or other property having a fair value equal to such net proceeds; or

         o convert each outstanding share of such class of common stock into a number of shares of common stock relating to the other group equal to 110% of the ratio of the average market value of one share of common stock relating to the group subject to the disposition to the average market value of one share of common stock relating to the other group during the 10-trading day period beginning on the 26th trading day following the disposition date.

The purpose of this provision is to provide holders of each class of stock with an economic interest in the proceeds of the disposition of the assets of the respective group.

Stockholder approval is typically required for the sale of all or substantially all of a company's assets. However, we may dispose of all or substantially all of the assets attributed to either group without stockholder approval provided those assets do not constitute all or substantially all of the assets of Acacia Research as a whole.

We may pay a dividend or redeem shares of common stock as set forth above only if we have legally available funds under Delaware law and the amount to be paid to holders is less than or equal to the Available Dividend Amount for the group. We are required to pay such dividend or complete such redemption or conversion on or prior to the 95th trading day following the disposition.

For purposes of determining whether a disposition has occurred, "substantially all of the properties and assets" attributed to either group means a portion of such properties and assets:

         o that represents at least 80% of the then fair value of the properties and assets attributed to that group; or

         o from which were derived at least 80% of the aggregate revenues of that group for the immediately preceding twelve fiscal quarterly periods.

The "net proceeds" of a disposition means an amount equal to what remains of the gross proceeds of the disposition after any payment of, or reasonable provision is made as determined by our board of directors for:

         o any taxes payable by us, or which would have been payable but for the utilization of tax benefits attributable to the group not subject to the disposition, in respect of the disposition or in respect of any resulting dividend or redemption;

         o any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

         o any liabilities of or attributed to the group subject to the disposition, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the disposition or otherwise, any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to that group.

We may elect to pay the dividend or redemption price in connection with a disposition either in the same form as the proceeds of the disposition were received or in any other combination of cash, securities or other property that our board of directors or, in the case of securities that have not been publicly traded for a period of at least 15 months, an independent investment banking firm, determines will have an aggregate market value of not less than the fair value of the net proceeds.


              EXAMPLE OF PROVISIONS REQUIRING A MANDATORY DIVIDEND,
                REDEMPTION OR CONVERSION IF A DISPOSITION OCCURS

If (1) 20 million shares of AR-CombiMatrix stock and 20 million shares of AR-Acacia Technologies stock were outstanding, (2) the net proceeds of the disposition of substantially all, but not all, of the assets of the Acacia Technologies group equals $80 million, (3) the average market value of the AR-Acacia Technologies stock during the 10-trading day valuation period was $4 per share and (4) the average market value of the AR-CombiMatrix stock during the same valuation period was $8 per share, then we could do any of the following:

           (1) pay a dividend to the holders of shares of AR-Acacia Technologies stock equal to:

                                           Net Proceeds
                  ------------------------------------------------------------   =  Number of Shares
                  Number of Outstanding Shares of AR-Acacia Technologies stock

                                           $80 million
                  ------------------------------------------------------------   =  $4 per share
                                          20 million shares



                                       27


           (2) redeem for $4 per share a number of shares of AR Acacia
               Technologies stock equal to:

                                         Net Proceeds
                  ------------------------------------------------------------   =  Number of Shares
                      Average Market Value of AR-Acacia Technologies stock


                                         $80 million
                  ------------------------------------------------------------    = 20,000,000 shares
                                         $4 per share



           (3) convert each outstanding share of AR-Acacia Technologies stock into a number of shares of AR-CombiMatrix stock equal to:

                   1.1     X      Average Market Value of AR-Acacia Technologies stock
                                  ----------------------------------------------------   =   Number of Shares
                                     Average Market Value of AR-CombiMatrix stock

                   1.1     X                      $4 per share
                                  ----------------------------------------------------    =  0.55 shares
                                                  $8 per share


IN THESE EXAMPLES WE HAVE PROVIDED A BETTER UNDERSTANDING OF THE MECHANICS SURROUNDING THE CALCULATION OF VOTING POWER. IT SHOULD NOT BE ASSUMED THAT THE EXAMPLES USED ARE IN ANY WAY INDICATIVE OF THE RESPECTIVE COMMON STOCK TRADING PRICES AT ANY TIME BEFORE OR AFTER THE DATE OF THIS PROSPECTUS.



        EXCEPTIONS TO THE DIVIDEND, REDEMPTION AND CONVERSION REQUIREMENT
                             IF A DISPOSITION OCCURS

We are not required to take any of the above actions for any disposition of all or substantially all of the properties and assets attributed to either group in a transaction or series of related transactions that results in our receiving for such properties and assets primarily equity securities of any entity that:

           (1) acquires such properties or assets, succeeds to the business conducted with such properties or assets, or controls such acquirer or successor; and

           (2) engages primarily or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by that group prior to the disposition, as determined by our board of directors.

           The purpose of the exception is to enable us technically to "dispose" of properties or assets of a group to other entities engaging or proposing to engage in businesses similar or complementary to those of that group without requiring a dividend on, or a conversion or redemption of, the class of common stock of that group, so long as we hold an equity interest in that entity. A joint venture in which we own a direct or indirect equity interest is an example of such an acquirer. We are not required to control that entity, whether by ownership or contract provisions.

We are also not required to effect a dividend, redemption or conversion if the disposition is:

         o of all or substantially all of our properties and assets in one transaction or a series of related transactions in connection with our dissolution, liquidation or winding up and the distribution of our assets to stockholders;

         o on a pro rata basis, such as in a spin-off, to the holders of all outstanding shares of the class of common stock relating to the group subject to the disposition; or

         o made to any person or entity controlled by us, as determined by our board of directors.

                     NOTICES IF A DISPOSITION OF GROUP ASSETS OCCURS

Not later than the 20th trading day after the consummation of a disposition, we will announce publicly by press release:

         o    the estimated net proceeds of the disposition;

         o the number of shares outstanding of the class of common stock relating to the group subject to the disposition; and

         o the number of shares of such class of common stock into or for which convertible securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof.

Not earlier than the 36th trading day and not later than the 40th trading day after the consummation of the disposition, we will announce publicly by press release whether we will pay a dividend or redeem shares of common stock with the net proceeds of the disposition or convert the shares of common stock of the group subject to the disposition into the other class of common stock.

We are required to cause to be mailed to each holder of shares of the class of common stock relating to the group subject to the disposition the additional notices and other information required by the Restated Certificate.

                             DESCRIPTION OF WARRANTS

We have warrants to purchase 358,410 shares of our AR-CombiMatrix stock outstanding and no warrants to purchase our AR-Acacia Technologies stock outstanding, other than options issued under our 2002 CombiMatrix Stock Incentive Plan and our 2002 Acacia Technologies Stock Incentive Plan, as applicable. We may in the future issue warrants for the purchase of our AR-CombiMatrix stock or our AR-Acacia Technologies stock. Warrants may be issued independently, together with any other securities offered by any prospectus supplement or through a dividend or other distribution to our stockholders and may be attached to or separate from the related securities. Warrants may be issued under a warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants that may be offered under this prospectus. The applicable warrant agreement and form of warrant certificate will be filed as exhibits to or incorporated by reference in the registration statement. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following: (a) the title of the warrants; (b) the aggregate number of the warrants; (c) the price or prices at which the warrants will be issued; (d) the designation, number and terms of the shares of our AR-CombiMatrix stock or our AR-Acacia Technologies stock purchasable upon exercise of the warrants; (e) the designation and terms of the other securities, if any, with which the warrants are issued and the number of the warrants issued with each security; (f) the date, if any, on and after which the warrants and the related AR-CombiMatrix stock or AR-Acacia Technologies stock, if any, will be separately transferable; (g) the price at which each share of AR-CombiMatrix stock or AR-Acacia Technologies stock purchasable upon exercise of the warrants may be purchased; (h) the date on which the right to exercise the warrants will commence and the date on which that right will expire; (i) the minimum or maximum amount of the warrants which may be exercised at any one time; (j) information with respect to book-entry procedures, if any; (k) a discussion of federal income tax considerations; and (l) any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of the warrants.

                              PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents. Each prospectus supplement will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents. The maximum compensation or discount to be received by any member of the National Association of Securities Dealers or any independent broker-dealer will not be greater than 8% for the sale of any securities registered pursuant Rule 415 under the Securities Act of 1933.

Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable Nasdaq National Market or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the series of securities, if any are purchased.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

In connection with offering securities pursuant to this prospectus, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.


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

The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

The AR-CombiMatrix stock is listed on the Nasdaq National Market under the symbol "CBMX". The AR-Acacia Technologies stock is listed on the Nasdaq National Market under the symbol "ACTG". Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

                                     EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Acacia Research Corporation for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

The validity of our securities offered in this prospectus will be passed upon for us by Allen Matkins Leck Gamble & Mallory LLP, Century City, California.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the materials we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. Our SEC filings are also available to the public from the SEC's World Wide Web site on the Internet at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy this information at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

We maintain a site on the Internet at http://www.acaciaresearch.com. The information contained in our website is not part of this prospectus and you should not rely on it in deciding whether to invest in our common stock.

We have filed a registration statement, of which this prospectus is a part, covering the offered securities. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement and the included exhibits, financial statements and schedules. We refer you to the registration statement, the included exhibits, financial statements and schedules for further information. This prospectus is qualified in its entirety by such other information.


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

                      INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" the information that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC under the Exchange Act. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed with the SEC and incorporate by reference:

         o our annual report on Form 10-K for the fiscal year ended December 31, 2003;

         o the description of the AR-CombiMatrix stock and the AR-Acacia Technologies stock included in our registration statement on Form 8-A.

Any documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents. Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests should be directed to the Secretary at Acacia Research Corporation, 500 Newport Center Drive, 7th Floor, Newport Beach, California 92660, telephone: (949) 480-8300.


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

                                6,385,907 SHARES

                      WARRANTS TO PURCHASE 1,596,478 SHARES

                           ACACIA RESEARCH CORPORATION



                   ACACIA RESEARCH - COMBIMATRIX COMMON STOCK



                                     [LOGO]



                     _______________________________________

                              PROSPECTUS SUPPLEMENT
                     _______________________________________



                                  PIPER JAFFRAY



                               SEPTEMBER 15, 2005